Exhibit 99.1

Contact:	Mary A. Chaput

Executive Vice President and

Chief Financial Officer

(615) 614-4929

HEALTHWAYS REPORTS SECOND-QUARTER EARNINGS

OF $0.26 PER DILUTED SHARE

RAISES 2009 REVENUE AND EARNINGS GUIDANCE

SIGNS FIRST WHOLEHEALTH CONTRACT WITH FORTUNE 100 COMPANY

NASHVILLE, Tenn. (July 23, 2009) – Healthways, Inc. (NASDAQ: HWAY) today announced financial results for the second quarter and six months ended June 30, 2009. Total revenues for the quarter were $177.8 million compared with revenues of $193.0 million for the three months ended June 30, 2008. Net income for the second quarter of 2009 was $8.9 million, or $0.26 per diluted share, which was one cent above the Company’s earnings guidance range. Net income for the second quarter of 2008 was $16.3 million, or $0.46 per diluted share.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE

	Three Months Ended June 30,
	2009	2009	2008
	Actual	Guidance	Actual
Domestic	$0.31	$0.27 – 0.29	$0.49
International	(0.05)	(0.05) – (0.04)	(0.02)
Net income per diluted share	$0.26	$0.22 – 0.25	$0.46	(1)

(1) Figures do not add due to rounding.

“We are pleased with our second-quarter performance,” said Ben R. Leedle, Jr., chief executive officer of Healthways. “As was true with our first quarter, our results were primarily driven by stronger than anticipated revenues from our Silver Sneakers® fitness program. In addition, we benefited from higher than expected organic growth in our current customer base and lower than expected attrition in our billed lives. We also continued to experience positive contracting momentum during the quarter, signing contracts with new and existing customers across our continuum of health promotion, prevention and chronic care management solutions.

“We are also pleased to report that, excluding $40.0 million in cash payments related to a previously announced legal settlement, we generated substantial cash flow from operations totaling $31.5 million for the second quarter for a total of $70.0 million for the first half of the year. In addition, we reduced our long-term debt by $14.1 million and invested $10.7 million for the quarter in capital expenditures, primarily related to the accelerating development of the Embrace operating platform.”

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HWAY Reports Second-Quarter Results

July 23, 2009

Signing of Our First WholeHealth Contract

“Throughout 2009, we have discussed two strategic priorities for Healthways and our intention to complete major milestones this year in each,” continued Mr. Leedle. “The first priority is the ongoing development of an order-of-magnitude increase in our value proposition by introducing our WholeHealth solution. This solution, in addition to improving health and reducing direct healthcare costs, targets a much larger impact on employer profitability by lowering the costs of lost productivity due to health-related reasons. The second priority is the completion of our proprietary next generation technology platform known as Embrace. This platform, which is essential to our WholeHealth solution, enables us to integrate data from all the healthcare entities interacting with an individual. Embrace enables the delivery of our integrated solutions and ongoing communications between the individual and their medical and health experts, using any method desired, including venue-based face-to-face; print; phone; mobile and remote devices; on-line; emerging media; and any combination thereof. Simply put, our WholeHealth solution will help keep healthy people healthy, reduce risks for future disease by mitigating unhealthy lifestyle habits and, through evidence-based medicine, support people who already have a disease or persistent condition.

“It is with great pleasure, therefore, that we announce the signing of our first WholeHealth contract with a Fortune 100 company that is one of the country’s largest employers. Through this multi-year contract, we will provide to approximately 200,000 employees and dependents our WholeHealth solution designed to deliver measureable and sustained improvements in health and well-being, while lowering medical costs and improving health related productivity. Healthways will:

•

Deliver the full scope of our WholeHealth solution, identifying, engaging and enabling employees and their family members to improve their health and well-being through individualized plans regardless of health status or age;

•	Integrate all of the employer’s health programs, and health and healthcare cost data – irrespective of supplier – through use of our proprietary Embrace platform;
•	Employ the Gallup-Healthways Well-Being IndexTM to baseline the population and identify areas of focus for new interventions; and
•	Measure progress against the goal of value creation through improved health and well-being, reduced medical expense and improved health-related productivity.

“Through this first WholeHealth contract, we will complete major milestones in each of the strategic priorities discussed above. More important, we will be establishing a new standard for comprehensive, integrated care, which we expect will produce a significant advance toward our ultimate goal of helping individuals achieve fully optimized well-being. With the success of our WholeHealth solution, we expect to gain a significant competitive advantage in responding to employers’ needs for a healthier, higher performing and less costly workforce.”

Financial Guidance

Based on the performance of the Company’s domestic operations for the first six months of 2009, Healthways today increased its guidance for 2009 revenues to a range of $685 million to $700 million from the previous range of $652 million to $680 million. This revision includes a new range for revenues from domestic operations of $668 million to $680 million, up from $635 million to $660 million previously. Guidance for 2009 revenues from international operations remains unchanged in a range of $17 million to $20 million.

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HWAY Reports Second-Quarter Results

July 23, 2009

COMPARISON OF COMPONENTS OF REVENUES FOR THE YEAR ENDING DECEMBER 31, 2009 (GUIDANCE) AND THE YEAR ENDED DECEMBER 31, 2008

(Dollars in millions)

	Twelve Months
	Ending	Ended
	Dec. 31, 2009	Dec. 31, 2008
	(Guidance)	(Actual)
Domestic	$668.0 – 680.0	$731.3
International	17.0 – 20.0	15.4
Total Company	$685.0 – 700.0	$746.7

Due to the anticipated increase in revenues, Healthways has also raised its 2009 earnings guidance. The Company’s new guidance for 2009 adjusted net income per diluted share, which excludes previously announced lawsuit settlement costs, is in a range of $0.97 to $1.05 compared with the previous range of $0.90 to $1.04. This new earnings guidance reflects the margin impact from fitness programs, which account for a significant majority of the higher than anticipated revenues for 2009, as well as from increased spending in preparation for January 1, 2010 contract launches, including the market-leading contract discussed above. As a result, guidance for 2009 adjusted net income per diluted share includes a new range for domestic operations of $1.07 to $1.13 compared with $1.00 to $1.12 previously, while the contribution from international operations remains unchanged. The Company’s guidance for net income per diluted share for the third quarter of 2009 is in a range of $0.20 to $0.24, including $0.22 to $0.25 expected from domestic operations and a net cost impact of $0.02 to $0.01 from international operations.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE

See page 8 for a reconciliation of GAAP and non-GAAP results

	Twelve Months		Three Months
	Ending	Ended	Ending
	Dec. 31, 2009	Dec. 31, 2008	September 30, 2009
	(Guidance)	(Actual)	(Guidance)
Domestic, excluding lawsuit settlement costs	$1.07 – 1.13	$1.20	$0.22 – 0.25
International	(0.10) – (0.08)	(0.10)	(0.02)– (0.01)
Adjusted net income per diluted share	0.97 – 1.05	1.10	0.20 – 0.24
Lawsuit settlement costs	(0.73)	—	—
Net income per diluted share	$0.24 – 0.32	$1.10	$0.20 – 0.24

Summary

Mr. Leedle concluded, “Despite the economic downturn, we produced better than anticipated revenue and earnings for the second quarter and strengthened our financial position. We were pleased with the ability of many of our health plan customers to hold onto and, in some cases, expand their membership. Through the ongoing expansion of our domestic and international business and continuing investment in our industry-leading capabilities, we are positioning the Company for the long-term growth that our current contracting experience implies and health care reform around the world requires.

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HWAY Reports Second-Quarter Results

July 23, 2009

“In this regard, the signing of our first WholeHealth contract with a Fortune 100 company represents a tremendous milestone for Healthways and the healthcare industry. This contract is further tangible evidence of both the accelerating momentum in demand for integrated solutions and our leadership in bringing such powerful solutions to market. As we have experienced repeatedly in our long history as a leading industry innovator, we expect both the quality of our WholeHealth solution and our first-mover advantage to enhance our ability to continue driving improved health and well-being, as well as lower healthcare costs, for millions of people around the world.”

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 1046670, and the replay will also be available on the Company’s web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations and involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include but are not limited to: the Company’s ability to sign and implement new contracts for Health and Care Support solutions; the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of its contracts with customers ahead of data collection and reconciliation in order to provide forward-looking guidance; the impact of any new or proposed legislation, regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, including the potential expansion to Phase II for Medicare Health Support programs and any legislative or regulatory changes with respect to Medicare Advantage; the Company’s ability to reach mutual agreement with the Centers for Medicare and Medicaid Services (CMS) with respect to the Company’s results under Phase I of Medicare Health Support; the Company’s ability to anticipate the rate of market acceptance of Health and Care Support solutions in potential international markets; the ability of the Company to accurately forecast the costs necessary to implement the Company’s strategy of establishing a presence in international markets; the risks associated with foreign currency exchange rate fluctuations and the Company’s ability to hedge against such fluctuations; the Company’s ability to retain existing health plan customers if they decide to take programs in-house or are acquired by other health plans which already have or are not interested in Health and Care Support programs; the risks associated with a significant concentration of the Company’s revenues with a limited number of customers; the Company’s ability to effect cost savings and clinical outcomes improvements under

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HWAY Reports Second-Quarter Results

July 23, 2009

Health and Care Support contracts and reach mutual agreement with customers with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company to achieve estimated annualized revenue in backlog in the manner and within the timeframe the Company expects, which is based on certain estimates regarding the implementation of the Company’s services; the ability of the Company and/or its customers to enroll participants in the Company’s Health and Care Support programs in a manner and within the timeframe anticipated by the Company; the ability of the Company’s customers to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its contracts; the Company’s ability to favorably resolve contract billing and interpretation issues with its customers; the Company’s ability to service its debt and make principal and interest payments as those payments become due; the risks associated with changes in macroeconomic conditions, which may reduce the demand and/or the timing of purchases for the Company’s services from customers or potential customers, reduce the number of covered lives of the Company’s existing customers, restrict the Company’s ability to obtain additional financing, or impact the availability of credit under the Company’s credit agreement; counterparty risk associated with our interest rate swap agreements; the Company’s ability to integrate acquired businesses or technologies into the Company’s business; the impact of any impairment of the Company’s goodwill or other intangible assets; the Company’s ability to develop new products and deliver outcomes on those products; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the Company’s ability to obtain adequate financing to provide the capital that may be necessary to support the Company’s operations and to support or guarantee the Company’s performance under new contracts; unusual and unforeseen patterns of healthcare utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services; the ability of the Company’s customers to maintain the number of covered lives enrolled in the plans during the terms of the agreements; the impact of litigation involving the Company and/or its subsidiaries; the impact of future state, federal, and international health care and other applicable legislation and regulations on the Company’s ability to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs. Healthways' solutions are designed to help healthy individuals stay healthy, mitigate and slow the progression of disease associated with family or lifestyle risk factors and promote the best possible health for those already affected by disease. Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally. Healthways also provides a national, fully accredited complementary and alternative Health Provider Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system. For more information, please visit www.healthways.com.

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HWAY Reports Second-Quarter Results

July 23, 2009

HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$177,836	$193,044	$360,572	$373,984
Cost of services (exclusive of depreciation and amortization of $8,540, $9,371, $17,326, and $17,800, respectively, included below)	127,762	128,069	260,599	256,256
Selling, general & administrative expenses	18,449	18,972	37,234	37,663
Depreciation and amortization	11,949	13,055	24,199	24,864

Operating income	19,676	32,948	38,540	55,201
Gain on sale of investment	—	—	(2,581)	—
Interest expense	4,142	5,275	8,202	10,162
Legal settlement and related costs	—	—	39,956	—

Income (loss) before income taxes	15,534	27,673	(7,037)	45,039
Income tax expense (benefit)	6,658	11,348	(1,100)	18,511

Net income (loss)	$8,876	$16,325	$(5,937)	$26,528

Earnings (loss) per share:
Basic	$0.26	$0.48	$(0.18)	$0.76

Diluted	$0.26	$0.46	$(0.17)	$0.73

Weighted average common shares
and equivalents:
Basic	33,689	33,797	33,679	34,916
Diluted	34,186	35,167	34,125	36,440

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HWAY Reports Second-Quarter Results

July 23, 2009

Healthways, Inc.

Statistical Information

(Unaudited)

	June 30,	June 30,
	2009	2008
Operating Statistics
Domestic commercial available lives	195,400,000	189,400,000
Domestic commercial billed lives	35,800,000	30,400,000

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HWAY Reports Second-Quarter Results

July 23, 2009

Healthways, Inc.

Reconciliation of Non-GAAP Measures to GAAP Measures

(Unaudited)

Reconciliation of Domestic EPS Guidance Excluding Lawsuit Settlement Costs and Reconciliation of Adjusted EPS Guidance to EPS (Loss) Guidance, GAAP Basis

Twelve Months Ending
December 31, 2009
Domestic EPS guidance excluding lawsuit settlement costs (1)	$1.07 – 1.13
International EPS (loss) guidance	(0.10) – (0.08)
Adjusted EPS guidance (2)	$0.97 – 1.05
EPS (loss) attributable to lawsuit settlement costs (3)	(0.73)
EPS guidance, GAAP basis	$0.24 – 0.32

(1) Domestic EPS guidance excluding lawsuit settlement costs is a non-GAAP financial measure. The Company excludes EPS (loss) attributable to lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider Domestic EPS guidance excluding lawsuit settlement costs in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(2) Adjusted EPS guidance is a non-GAAP financial measure. The Company excludes EPS (loss) attributable to lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider Adjusted EPS guidance in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(3) EPS (loss) attributable to lawsuit settlement costs consists of pre-tax charges of $40.0 million related to the Company’s settlement of a qui tam lawsuit.

Reconciliation of Operating Cash Flow excluding Lawsuit Settlement Costs to

Operating Cash Flow, GAAP basis

(in millions)

Three Months Ending
June 30, 2009
Operating cash flow excluding lawsuit settlement costs (4)	$31.5
Operating cash flow attributable to lawsuit settlement costs	(40.0)
Operating cash flow, GAAP basis	$(8.5)

(4) Operating cash flow excluding lawsuit settlement costs is a non-GAAP financial measure. The Company excludes operating cash flow attributable to lawsuit settlement costs from this measure and provides operating cash flow excluding lawsuit settlement costs because of its comparability to the Company's historical operating cash flow. The Company believes it is useful to investors to provide disclosures of its cash flow on the same basis as that used by management. You should not consider operating cash flow excluding lawsuit settlement costs in isolation or as a substitute for operating cash flow determined in accordance with accounting principles generally accepted in the United States.

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HWAY Reports Second-Quarter Results

July 23, 2009

HEALTHWAYS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	June 30,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$6,517	$5,157
Accounts receivable, net	118,477	115,108
Prepaid expenses	11,451	13,479
Other current assets	8,770	3,810
Income taxes receivable	8,676	—
Deferred tax asset	26,884	30,488
Total current assets	180,775	168,042

Property and equipment:
Leasehold improvements	40,755	34,635
Computer equipment and related software	143,688	138,369
Furniture and office equipment	28,713	29,610
Capital projects in process	26,101	17,462
	239,257	220,076
Less accumulated depreciation	(124,087)	(108,635)
	115,170	111,441

Other assets	8,518	18,089

Customer contracts, net	30,006	32,715
Other intangible assets, net	66,940	68,207
Goodwill, net	484,584	484,596

Total assets	$885,993	$883,090

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HWAY Reports Second-Quarter Results

July 23, 2009

HEALTHWAYS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2009	2008
Current liabilities:
Accounts payable	$16,106	$21,633
Accrued salaries and benefits	47,860	33,161
Accrued liabilities	31,202	26,294
Deferred revenue	7,050	6,904
Contract billings in excess of earned revenue	78,393	71,406
Income taxes payable	—	8,034
Current portion of long-term debt	3,239	2,035
Current portion of long-term liabilities	4,279	4,609
Total current liabilities	188,129	174,076

Long-term debt	297,360	304,372
Long-term deferred tax liability	7,628	8,073
Other long-term liabilities	36,877	39,533

Stockholders’ equity:
Preferred stock
$.001 par value, 5,000,000 shares
authorized, none outstanding	—	—
Common stock
$.001 par value, 120,000,000 shares authorized,
33,704,407 and 33,648,976 shares outstanding	34	34
Additional paid-in capital	217,965	213,461
Retained earnings	142,569	148,506
Accumulated other comprehensive loss	(4,569)	(4,965)
Total stockholders’ equity	355,999	357,036

Total liabilities and stockholders’ equity	$885,993	$883,090

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HWAY Reports Second-Quarter Results

July 23, 2009

HEALTHWAYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(5,937)	$26,528
Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of business acquisitions:
Depreciation and amortization	24,199	24,864
Amortization of deferred loan costs	738	583
Gain on sale of investment	(2,581)	—
Loss on disposal of property and equipment	726	—
Share-based employee compensation expense	5,306	8,385
Excess tax benefits from share-based payment arrangements	(56)	(3,305)
Increase in accounts receivable, net	(3,365)	(29,174)
(Increase) decrease in other current assets	(5,825)	943
Increase in accounts payable	482	899
Increase in accrued salaries and benefits	14,675	6,964
Increase (decrease) in other current liabilities	(360)	20,664
Deferred income taxes	2,305	(8,025)
Other	3,187	10,131
Increase in other assets	(1,018)	(1,598)
Payments on other long-term liabilities	(2,461)	(1,934)
Net cash flows provided by operating activities	30,015	55,925

Cash flows from investing activities:
Acquisition of property and equipment	(22,241)	(49,418)
Sale of investment	11,626	—
Change in restricted cash	(538)	—
Other	(2,286)	(3,198)
Net cash flows used in investing activities	(13,439)	(52,616)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	165,200	87,287
Payments of long-term debt	(173,035)	(11,342)
Deferred loan costs	(784)	—
Exercise of stock options	139	3,337
Excess tax benefits from share-based payment arrangements	56	3,305
Repurchases of common stock	—	(94,208)
Repurchase of stock options	(736)	—
Change in outstanding checks and other	(6,149)	—
Net cash flows used in financing activities	(15,309)	(11,621)

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HWAY Reports Second-Quarter Results

July 23, 2009

Effect of exchange rate changes on cash	93	287

Net increase (decrease) in cash and cash equivalents	1,360	(8,025)

Cash and cash equivalents, beginning of period	5,157	40,515

Cash and cash equivalents, end of period	$6,517	$32,490

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